File No. 70-9429

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                   -------------------------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM U-1

                           APPLICATION AND DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                               UNITIL CORPORATION
                               6 Liberty Lane West
                          Hampton, New Hampshire 03833


                               UNITIL CORPORATION
                              ---------------------
                 (name of top registered holding company parent)

                                 Mark H. Collin
                                    Treasurer
                               UNITIL CORPORATION
                               6 Liberty Lane West
                          Hampton, New Hampshire 03833
                     (Name and address of agent for service)


                  The Commission is requested to mail copies of
                   all orders, notices and communications to:

                            Sheri E. Bloomberg, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                          New York, New York 10019-5389



Item 1.  DESCRIPTION OF THE PROPOSED TRANSACTIONS

     Unitil Corporation, a New Hampshire corporation ("Unitil") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act") hereby amends and restates Item 6 of its Application/Declaration on Form U-1 File No. 70-9429) as follows:

Item 6   EXHIBITS AND FINANCIAL STATEMENTS

         a)  Exhibits

               A-1 Articles of Incorporation of Unitil Corporation (Incorporated by Reference to Exhibit 3.1 to Form S-14 Registration Statement 2-93769. 1992 Amendment to Articles of Incorporation Incorporated by Reference to Exhibit 3.2 to Form 10-K for 1992)

               A-2  Unitil Corporation 1998 Stock Option Plan

               F-1  Opinion of Counsel (previously filed)

               G-1  Financial Data Schedule (previously filed)

               H-1  Proposed Form of Notice (previously filed)

         b)  Financial Statements

               1. Consolidated Condensed Balance Sheets, September 30, 1998 (per book and pro forma) (previously filed)

               2.   Consolidated Condensed Statement of earnings,  twelve months
                    ended   September   30,   1998  (per  book  and  pro  forma)
                    (previously filed)

               3. Consolidated Statements of cash flows, twelve months ended September 30, 1998 (per book and pro forma) (previously filed)



                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                            UNITIL CORPORATION

                                            By:  /s/ Mark H. Collin
                                                 -------------------------
                                                 Name:  Mark H. Collin
                                                 Title: Treasurer